CONFORMED COPY





                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  July 16, 1998

                                     between

                         DECRANE AIRCRAFT HOLDINGS, INC.

                                       and

                             DECRANE ACQUISITION CO.

                                TABLE OF CONTENTS (1)

                             ----------------------

                                                                     PAGE

                               ARTICLE 1 THE OFFER


SECTION 1.01.  THE OFFER   ............................................1
SECTION 1.02.  COMPANY ACTION..........................................2
SECTION 1.03.  DIRECTORS   ............................................3

                              ARTICLE 2 THE MERGER


SECTION 2.01.  THE MERGER..............................................4
SECTION 2.02.  CONVERSION OF SHARES....................................5
SECTION 2.03.  SURRENDER AND PAYMENT...................................5
SECTION 2.04.  DISSENTING SHARES.......................................7
SECTION 2.05.  STOCK OPTIONS...........................................7

                       ARTICLE 3 THE SURVIVING CORPORATION


SECTION 3.01.  CERTIFICATE OF INCORPORATION............................8
SECTION 3.02.  BYLAWS..................................................8
SECTION 3.03.  DIRECTORS AND OFFICERS..................................8

             ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


SECTION 4.01.  CORPORATE EXISTENCE AND POWER...........................8
SECTION 4.02.  CORPORATE AUTHORIZATION.................................9
SECTION 4.03.  GOVERNMENTAL AUTHORIZATION..............................9
SECTION 4.04.  NON-CONTRAVENTION.......................................9
SECTION 4.05.  CAPITALIZATION.........................................10
SECTION 4.06.  SUBSIDIARIES...........................................10
SECTION 4.07.  SEC FILINGS ...........................................11
SECTION 4.08.  FINANCIAL STATEMENTS...................................12
SECTION 4.09.  DISCLOSURE DOCUMENTS...................................12
SECTION 4.10.  ABSENCE OF CERTAIN CHANGES.............................13
SECTION 4.11.  NO UNDISCLOSED MATERIAL LIABILITIES....................15
SECTION 4.12.  LITIGATION.............................................15

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(1)  The Table of Contents is not a part of this Agreement.

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SECTION 4.13.  TAXES..................................................15
SECTION 4.14.  ERISA..................................................16
SECTION 4.15.  COMPLIANCE WITH LAWS...................................19
SECTION 4.16.  LICENSES AND PERMITS...................................19
SECTION 4.17.  INTELLECTUAL PROPERTY..................................20
SECTION 4.18.  ENVIRONMENTAL MATTERS..................................20
SECTION 4.19.  FINDERS' FEES..........................................22
SECTION 4.20.  INAPPLICABILITY OF CERTAIN RESTRICTIONS................22
SECTION 4.21.  RIGHTS PLAN ...........................................22

                ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER


SECTION 5.01.  CORPORATE EXISTENCE AND POWER..........................22
SECTION 5.02.  CORPORATE AUTHORIZATION................................22
SECTION 5.03.  GOVERNMENTAL AUTHORIZATION.............................23
SECTION 5.04.  NON-CONTRAVENTION......................................23
SECTION 5.05.  DISCLOSURE DOCUMENTS...................................23
SECTION 5.06.  LITIGATION ............................................24
SECTION 5.07.  FINDERS' FEES..........................................24
SECTION 5.08.  FINANCING..............................................24

                       ARTICLE 6 COVENANTS OF THE COMPANY


SECTION 6.01.  CONDUCT OF THE COMPANY.................................25
SECTION 6.02.  STOCKHOLDER MEETING; PROXY MATERIAL....................27
SECTION 6.03.  ACCESS TO INFORMATION..................................28
SECTION 6.04.  OTHER OFFERS...........................................28
SECTION 6.05.  NOTICES OF CERTAIN EVENTS..............................31

                          ARTICLE 7 COVENANTS OF BUYER


SECTION 7.01.  CONFIDENTIALITY........................................31
SECTION 7.02.  VOTING OF SHARES.......................................32
SECTION 7.03.  DIRECTOR AND OFFICER LIABILITY.........................32
SECTION 7.04.  EMPLOYEE MATTERS.......................................33

                  ARTICLE 8 COVENANTS OF BUYER AND THE COMPANY


SECTION 8.01.  BEST EFFORTS...........................................33
SECTION 8.02.  CERTAIN FILINGS........................................33
SECTION 8.03.  PUBLIC ANNOUNCEMENTS...................................34
SECTION 8.04.  FURTHER ASSURANCES.....................................34

                       ARTICLE 9 CONDITIONS TO THE MERGER


SECTION 9.01.  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY............34
SECTION 9.02.  CONDITIONS TO THE OBLIGATIONS OF BUYER.................35

                             ARTICLE 10 TERMINATION


SECTION 10.01.  TERMINATION...........................................35
SECTION 10.02.  EFFECT OF TERMINATION.................................36

                            ARTICLE 11 MISCELLANEOUS


SECTION 11.01.  NOTICES...............................................36
SECTION 11.02.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES............38
SECTION 11.03.  AMENDMENTS; NO WAIVERS................................38
SECTION 11.04.  EXPENSES..............................................39
SECTION 11.05.  SUCCESSORS AND ASSIGNS; BENEFIT.......................39
SECTION 11.06.  GOVERNING LAW.........................................39
SECTION 11.07.  COUNTERPARTS; EFFECTIVENESS...........................39
SECTION 11.08.  ENTIRE AGREEMENT......................................39

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of July 16, 1998 between DeCrane Aircraft Holdings, Inc., a Delaware corporation (the "COMPANY"), and DeCrane Acquisition Co., a Delaware corporation ("BUYER").

     WHEREAS, in furtherance of the acquisition of the Company by Buyer on the terms and subject to the conditions set forth in this Agreement, Buyer proposes to make an offer to purchase all of the outstanding shares of common stock of the Company at a purchase price of $23.00 per share, net to seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of the Company and Buyer have approved the offer and the merger of Buyer with the Company upon the terms and subject to the conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE 1

                                    THE OFFER

     SECTION 1.1. THE OFFER. (a) Provided that nothing shall have occurred that had the Offer referred to below been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I hereto, Buyer shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "OFFER") to purchase all of the outstanding shares of common stock, par value $.01 per share (the "SHARES"), of the Company at a price of $23.00 per Share, net to the seller in cash. The Offer shall remain open for at least twenty-five business days, shall be subject to the condition that there shall have been validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Buyer, represents at least a majority of the Shares outstanding on a fully diluted basis (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Buyer expressly reserves the right to waive the Minimum Condition or any of the other conditions to the Offer and to make any change in the terms or conditions of the Offer; PROVIDED that no change may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex I or which otherwise materially and adversely affects the Company or the holders of the Shares.

     (b) As soon as practicable on the date of commencement of the Offer, Buyer shall file with the SEC (as defined in Section 4.07) a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "OFFER DOCUMENTS"). Each of Buyer and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Buyer agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 and each amendment and supplement thereto, in each case prior to the filing thereof with the SEC.

     SECTION 1.2. COMPANY ACTION. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held and acting on the unanimous recommendation of a special committee of the Board of Directors of the Company comprised entirely of non-management independent directors (the "SPECIAL COMMITTEE"), has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval satisfies in full the requirements of the General Corporation Law of the State of Delaware (the "DELAWARE LAW") (including Section 203 thereof) and the Certificate of Incorporation of the Company with respect to the requisite approval of a board of directors, and (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders; PROVIDED however, that such recommendation may be withdrawn, modified or amended to the extent the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action by the Board of Directors is required in order to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law. The Company further represents that Warburg Dillon Read has delivered to the Company's Board of Directors its opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company has been advised that all of its directors and executive officers who own Shares intend either to tender their Shares pursuant to the Offer or to vote in favor of the Merger, unless its recommendation shall have been withdrawn or materially modified as permitted by Section 6.04(a). The Company will promptly furnish Buyer with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in order to be able to communicate the Offer to the holders of the Shares.

     (b) As soon as practicable on the day that the Offer is commenced the Company will file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (the "SCHEDULE 14D-9") which shall reflect the recommendations of the Company's Board of Directors referred to above. The Company and Buyer each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.

     SECTION 1.3. DIRECTORS. (a) Effective upon the acceptance for payment by Buyer of any Shares, Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Buyer (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Buyer's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on the Company's Board of Directors of (A) each committee of the Board (other than the Special Committee or any committee of the Board established to take action under this Agreement), (B) each board of directors of each Subsidiary (as defined in
Section 4.06) and (C) each committee of each such board. Notwithstanding the foregoing, until such time as Buyer acquires a majority of the outstanding Shares on a fully-diluted basis, the Company shall use its reasonable efforts to ensure that all of the members of the Board of Directors and such boards and committees as of the date hereof who are not employees of the Company shall remain members of the Board of Directors and such boards and committees until the Effective Time (as defined in Section 2.01).

     (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act (as defined in Section 4.03) and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.03. Buyer will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of Buyer's designees pursuant to this Section 1.03 and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Buyer (the "CONTINUING DIRECTORS") shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director or the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.


                                    ARTICLE 2

                                   THE MERGER

     SECTION 2.1. THE MERGER. (a) At the Effective Time, Buyer shall be merged (the "MERGER") with and into the Company in accordance with the Delaware Law and this Agreement, whereupon the separate existence of Buyer shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Buyer will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "EFFECTIVE TIME").

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Buyer, all as provided under Delaware Law.

     SECTION 2.2. CONVERSION OF SHARES. At the Effective Time:

          (a) each Share held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (b) each share of common stock of Buyer outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

          (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.02(a) or as provided in
     Section 2.04 with respect to Shares as to which appraisal rights have been perfected, be converted into the right to receive $23.00 in cash or any higher price paid for each Share in the Offer, without interest (the "MERGER CONSIDERATION").

     SECTION 2.3. SURRENDER AND PAYMENT. (a) Prior to the Effective Time, Buyer shall appoint a national bank or trust company (or a subsidiary thereof) reasonably acceptable to the Company to act as exchange agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

     (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled promptly upon such surrender to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

     (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

     (g) If any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration.

     SECTION 2.4. DISSENTING SHARES. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares prior to the Effective Time, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 2.5. STOCK OPTIONS. (a) At or immediately prior to the Effective Time, each outstanding employee stock option to purchase Shares granted under any employee stock option or compensation plan or arrangement of the Company shall be canceled, and each holder of any such option, whether or not then vested or exercisable, shall be paid by the Company promptly after the Effective Time for each such option an amount determined by multiplying (i) the excess, if any, of $23.00 per Share over the applicable exercise price of such option by
(ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

     (b) Prior to the Effective Time, the Company shall use its reasonable best efforts (i) to obtain any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses 2.05(b)(i) or 2.05(b)(ii), are necessary to give effect to the transactions contemplated by
Section 2.05(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option until necessary consents are obtained.


                                    ARTICLE 3

                            THE SURVIVING CORPORATION

     SECTION 3.1. CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 3.2. BYLAWS. The bylaws of Buyer in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 3.3. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Buyer at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company (including the chief executive officer) at the Effective Time shall be the officers of the Surviving Corporation.


                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Buyer as of the date hereof and as of the Effective Time that:

     SECTION 4.1. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or, insofar as can reasonably be foreseen, prospects of the Company and the Subsidiaries taken as a whole ("MATERIAL ADVERSE EFFECT"). The Company has heretofore delivered to Buyer true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

     SECTION 4.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company.

     SECTION 4.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"); (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"); and (d) compliance with any applicable antitrust laws and regulations in Switzerland and the UK.

     SECTION 4.4. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) except as set forth on Schedule 4.04 attached hereto, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) except as set forth on Schedule 4.04 attached hereto, result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except in the case of clauses (b), (c) and (d), to the extent that any such contravention, conflict, violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 4.5. CAPITALIZATION. The authorized capital stock of the Company consists of 9,924,950 shares of common stock, par value $.01 per share (the "COMMON STOCK") and 18,309,018 shares of preferred stock (the "PREFERRED STOCK"). As of July 15, 1998, there were outstanding 7,524,740 shares of Common Stock and no shares of Preferred Stock and employee stock options to purchase an aggregate of 536,260 Shares (of which options to purchase an aggregate of 215,204 Shares were exercisable). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since July 15, 1998 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 4.05(a), 4.05(b) and 4.05(c) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

     SECTION 4.6. SUBSIDIARIES. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent the failure to have such licenses, authorizations, consents and approvals would not, in the aggregate, have a Material Adverse Effect, and, except as set forth on Schedule 4.06 attached hereto, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997 (the "COMPANY 10-K") or on Schedule 4.06 attached hereto.

     (b) Except as set forth on Schedule 4.06 attached hereto, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Liens imposed by the lenders under the Company's bank credit facilities) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except such limitations as may be imposed by applicable securities laws. There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and
(ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 4.06(b)(i) and 4.06(b)(ii) being referred to collectively as the "SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     SECTION 4.7. SEC FILINGS. (a) The Company has delivered to Buyer (i) the Company 10-K, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 1998 (the "COMPANY 10-Q"), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since January 1, 1997, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since January 1, 1997.

     (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements or omissions as may have been modified by subsequent filings pursuant to the Exchange Act.

     (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading except for such statements or omissions as may have been modified by subsequent filings pursuant to the Securities Act.

     SECTION 4.8. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company 10-K and the quarterly report on Form 10-Q referred to in Section 4.07 fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and except as permitted by Form 10-Q under the Exchange Act with respect to the unaudited consolidated interim financial statements), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 1997 set forth in the Company 10-K and "BALANCE SHEET DATE" means December 31, 1997.

     SECTION 4.9. DISCLOSURE DOCUMENTS. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE Documents"), including, without limitation, the Schedule 14D-9, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act (the "COMPANY PROXY STATEMENT") and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act, if any, to be filed with the SEC in connection with the Offer and/or the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act, except that no representation or warranty is made hereby with respect to any information supplied by Buyer expressly for inclusion in the Company Disclosure Documents.

     (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

     (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Buyer in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.10. ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule
4.10 hereto, in the Company 10-Q, or in the Prospectus included in Amendment No. 1 to Registration Statement on Form S-1, File No.333-47457 filed on March 11, 1998 (the "PROSPECTUS"), since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

          (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

          (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (e) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset which would materially impair the use thereof by the Company other than in the ordinary course of business consistent with past practices;

          (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

          (j) except as set forth on Schedule 4.10(j), any (i) grant of any severance or termination pay to any director or officer of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any Subsidiary,
     (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors or officers of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice;

          (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

          (l) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect.

     SECTION 4.11. NO UNDISCLOSED MATERIAL Liabilities. To the Company's knowledge, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

          (a) liabilities disclosed or provided for in the Balance Sheet;

          (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or in connection with the acquisition by the Company of Avtech Corporation and Dettmers Industries, Inc., which, in each case, would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and

          (c) liabilities under this Agreement.

     SECTION 4.12. LITIGATION. Except as set forth in Schedule 4.12 and the Prospectus, to the knowledge of the Company there is no action, suit, investigation or proceeding pending against, or threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

     SECTION 4.13. TAXES. (a) Except as set forth in Schedule 4.13 attached hereto, and except where the failure to file such Return has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any tax period (or portion thereof) ending on or before the Effective Time (a "PRE-CLOSING TAX PERIOD") by or on behalf of the Company or any Subsidiary of the Company (collectively, the "RETURNS"), were filed when due (including any applicable extension periods) in accordance with all applicable laws.

     (b) Except as set forth in Schedule 4.13, the Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all taxes shown as due and payable on the Returns that have been filed, except where the failure to so pay or withhold and remit has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c) The charges, accruals and reserves for taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover such taxes.

     (d) Except as set forth in Schedule 4.13, there is no material claim (including under any indemnification or tax-sharing agreement), audit, action, suit, proceeding, or investigation now pending or threatened in writing against or in respect of any tax or "TAX ASSET" of the Company or any Subsidiary. For purposes of this Section 4.13, the term "TAX ASSET" shall include any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce taxes.

     (e) There are no material Liens for taxes upon the assets of the Company or its Subsidiaries except for Liens for current taxes not yet due.

     (f) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "CODE") during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     SECTION 4.14. ERISA. (a) The Company has provided Buyer with a list identifying each "EMPLOYEE BENEFIT PLAN", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any affiliate (as defined below) and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with (A) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (B) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "EMPLOYEE PLANS". For purposes of this Section, "AFFILIATE" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "EMPLOYEE PENSION BENEFIT PLAN" as defined in Section 3(2) of ERISA (the "PENSION PLANS") are identified as such in the list referred to above. The Company has provided Buyer with complete age, salary, service and related data as of a recent date for employees and former employees of the Company and any affiliate covered under the Pension Plans.

     (b) Except as otherwise indicated on Schedule 4.14(b), no Employee Plan (i) constitutes a "MULTIEMPLOYER PLAN", as defined in Section 3(37) of ERISA; (ii) is maintained in connection with any trust described in Section 501(c)(9) of the Code; or (iii) is subject to Title IV of ERISA. The Company knows of no "REPORTABLE EVENT", within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan. Neither the Company nor any of its affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, or any officer or director of the Company or any Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code.

     (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to the Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

     (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1) or 280G of the Code.

     (e) The Company has provided Buyer with a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its affiliates and (iii) covers any employee or former employee of the Company or any of its affiliates. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer are referred to collectively herein as the "BENEFIT ARRANGEMENTS". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

     (f) The Company does not provide post-employment health or medical benefits for former employees of the Company and its affiliates except as required to avoid imposition of tax under Section 4980B of the Code. No condition exists that would prevent the Company or any Subsidiary from amending or terminating any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any active employee of the Company or any Subsidiary other than limitations imposed under the terms of a collective bargaining agreement.

     (g) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

     (h) Except as set forth in Schedule 4.14(h), neither the Company nor any Subsidiary is a party to or subject to any union contract or any employment contract or arrangement providing for annual future compensation of $150,000 or more with any officer, consultant, director or employee.

     (i) Schedule 4.14(i) identifies each International Plan (as defined below). The Company has furnished to Buyer copies of each International Plan. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

     "INTERNATIONAL PLAN" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan or a Benefit Arrangement, (ii) is entered into, maintained, administered or contributed to by the Company or any Subsidiary and (iii) covers any employee or former employee of the Company or any Subsidiary.

     SECTION 4.15. COMPLIANCE WITH LAWS. To the Company's knowledge, neither the Company nor any Subsidiary is in violation of, or has since January 1, 1997 violated, and to the knowledge of the Company none is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.16. LICENSES AND PERMITS. The Company has previously delivered to Buyer true and correct copies of each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the "PERMITS") together with the name of the government agency or entity issuing such Permit. Except as set forth on the Schedule 4.16, (i) the Permits are valid and in full force and effect, (ii) neither the Company nor any Subsidiary is in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     SECTION 4.17. INTELLECTUAL PROPERTY. (a) The Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights has not had and would not be reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, the Intellectual Property Rights of the Company and the Subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement has had and would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "INTELLECTUAL PROPERTY RIGHT" means any trademark, service mark, trade name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     (b) The Company's data processing systems will recognize, manage and manipulate data with respect to single-century formulas, multi-century formulas and leap year formulas involving dates without giving rise to any invalid or incorrect date whether used before, during or after the calendar year 2000.

     SECTION 4.18. ENVIRONMENTAL MATTERS. (a) Except as set forth on Schedule
4.18 hereto and in the Prospectus:

          (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of the Company or any Subsidiary, is pending or threatened by any Person against, the Company or any Subsidiary nor has any material penalty been assessed against the Company or any Subsidiary with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (C) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (D) discharge, emission or release of any Hazardous Substance;

          (ii) no Hazardous Substance has been discharged, emitted, released or is present at any property now or previously owned, leased or operated by the Company or any Subsidiary, which circumstances, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

          (iii) there are no Environmental Liabilities that have had or may reasonably be expected to have a Material Adverse Effect.

     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary which has not been delivered to Buyer at least five days prior to the date hereof.

     (c) Neither the Company nor any Subsidiary owns or leases or has owned or leased any real property in New Jersey or Connecticut.

     (d) For purposes of this Section, the following terms shall have the meanings set forth below:

          (i) "COMPANY" and "SUBSIDIARY" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary;

          (ii) "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof;

          (iii) "ENVIRONMENTAL LIABILITIES" means any and all liabilities of or relating to the Company and any Subsidiary, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time; and

          (iv) "HAZARDOUS SUBSTANCES" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

     SECTION 4.19. FINDERS' FEES. Except for Warburg Dillon Read LLC a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates or the Company upon consummation of the transactions contemplated by this Agreement or any alternative transaction.

     SECTION 4.20. INAPPLICABILITY OF CERTAIN RESTRICTIONS. Section 203 of the Delaware Law does not in any way restrict the acquisition of Shares pursuant to the Offer, the consummation of the Merger or the other transactions contemplated hereby. The adoption of this Agreement by the affirmative vote of the holders of Shares entitling such holders to exercise at least a majority of the voting power of the Shares is the only vote of holders of any class or series of the capital stock of the Company required to adopt this Agreement, or to approve the Merger or any of the other transactions contemplated hereby and no higher or additional vote is required pursuant to of the Company's Certificate of Incorporation or otherwise.

     SECTION 4.21. RIGHTS PLAN. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights or similar agreement, other than any such agreement which was terminated prior to December 31, 1997 and which is of no further force or effect.


                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Company as of the date hereof and as of the Effective Time that:

     SECTION 5.1. CORPORATE EXISTENCE AND POWER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Buyer has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

     SECTION 5.2. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate and stockholder action. This Agreement constitutes a valid and binding agreement of Buyer.

     SECTION 5.3. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law,
(b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Exchange Act; and (d) compliance with any applicable antitrust laws and regulations in Switzerland and the U.K.

     SECTION 5.4. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Buyer, (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer, or
(c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any agreement, contract or other instrument binding upon Buyer.

     SECTION 5.5. DISCLOSURE DOCUMENTS. (a) The information with respect to Buyer and its subsidiaries that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and
(ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

     (b) The Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, PROVIDED, that this representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Buyer in writing by the Company specifically for use therein.

     SECTION 5.6. LITIGATION. To the knowledge of Buyer no action, suit, investigation or proceeding pending against, or threatened against or affecting, Buyer or any of its properties before any court or arbitrator or any governmental body, agency or official, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

     SECTION 5.7. FINDERS' FEES. Except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 5.8. FINANCING. The Company has received copies of (a) a commitment letter dated July 16, 1998 from DLJ Merchant Banking Partners II, L.P. and certain related funds pursuant to which each of the foregoing has committed, subject to the terms and conditions set forth therein, to purchase equity securities of DeCrane Holdings Co., the indirect, newly formed parent company of Buyer for an aggregate amount equal to $65,000,000, (b)(i) a letter dated July 16, 1998 from DLJ Bridge Finance, Inc. ("DLJ BRIDGE FUND") pursuant to which DLJ Bridge Fund has committed, subject to the terms and conditions set forth therein, to purchase Senior Pay-In-Kind Notes of DeCrane Holdings Co., a subsidiary of DeCrane Holdings Co. and the direct, newly formed parent company of Buyer and Senior Subordinated Notes of DeCrane Finance Co. in an aggregate amount of $134,000,000, and (ii) a commitment letter dated July 16, 1998 from DLJ Capital Funding, Inc. ("DLJ SENIOR DEBT FUND") pursuant to which DLJ Senior Debt Fund has committed, subject to the terms and conditions set forth therein, to enter into one or more credit agreements providing for loans to DeCrane Finance Co. of up to $130,000,000. As used in this Agreement, the aforementioned entities shall hereinafter be referred to as the "FINANCING ENTITIES." The aforementioned commitments shall be referred to as the "FINANCING AGREEMENTS" and the financing to be provided thereunder shall be referred to as the "FINANCING". The aggregate proceeds of the Financing are in an amount sufficient to pay when due the aggregate purchase price for the Shares to be purchased in the Offer and the Merger Consideration, to repay all of the Company's and its Subsidiaries' indebtedness together with any interest, premium or penalties payable in connection therewith, to provide a reasonable amount of working capital financing and to pay related fees and expenses (such amounts, the "REQUIRED AMOUNTS"). As of the date hereof, none of the commitment letters relating to the Financing Agreements referred to above has been withdrawn and Buyer does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the commitment letters relating to the Financing Agreements not being satisfied.


                                    ARTICLE 6

                            COVENANTS OF THE COMPANY


     SECTION 6.1. CONDUCT OF THE COMPANY. Except as expressly required by this Agreement or with the prior consent of Buyer, from the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in all material respects in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve substantially intact their business organizations and relationships with third parties that are material to the Company and the Subsidiaries taken as a whole and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time the Company will not, and will cause its Subsidiaries not to:

          (a) adopt or propose any change in its certificate of incorporation or bylaws;

          (b) except pursuant to existing agreements or arrangements

               (i) acquire (by merger, consolidation or acquisition of stock or assets) any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material subsidiary or a material amount of assets or securities;

               (ii) make any investment other than in readily marketable securities in an amount in excess of $750,000 in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer, or purchase for an amount in excess of $750,000 in the aggregate, any property or assets of any other individual or entity;

               (iii) waive, release, grant, or transfer any rights of value material to the Company and the Subsidiaries taken as a whole;

               (iv) modify or change in any material respect any existing license, lease, contract, or other document material to the Company and its Subsidiaries, taken as a whole;

               (v) except to refund or refinance commercial paper, incur, assume or prepay an amount of long-term or short-term debt in excess of $5,000,000 in the aggregate;

               (vi) assume, guarantee, endorse (other than endorsements of negotiable instruments in the ordinary course of business) or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than any Subsidiary) which, are in excess of $500,000 in the aggregate;

               (vii) make any loans or advances to any other person (other than any Subsidiary) which are in excess of $100,000 in the aggregate or

               (viii) authorize any new capital expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than cash dividends and distributions by a wholly owned Subsidiary of the Company to the Company or to a subsidiary all of the capital stock which is owned directly or indirectly by the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its Subsidiaries;

          (d) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

          (e) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

          (f) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred since the most recent date thereof pursuant to an agreement or transaction described in this Agreement (including the schedules hereto) or incurred in the ordinary course of business, consistent with past practices;

          (g) except as set forth on Schedule 6.01(g), make any tax election or settle or compromise any material income tax liability;

          (h) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures other than any change in accounting policies (that is not material to the Company and its Subsidiaries taken as a whole) that is required by regulations of the SEC; or

          (i) agree or commit to do any of the foregoing; or

          (j) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

     SECTION 6.2. STOCKHOLDER MEETING; PROXY Material. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger unless a vote of stockholders of the Company is not required by Delaware Law. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company (a) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (c) will otherwise comply with all legal requirements applicable to such meeting.

     SECTION 6.3. ACCESS TO INFORMATION. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; provided, however, that the Company shall not be required to grant any such access or furnish information to Buyer to the extent that such information is subject to an attorney/client or attorney work product privilege and breach thereof would have a Material Adverse Effect; and PROVIDED, further, that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder. Buyer and the Company acknowledge that such information is governed by the terms of that certain confidentiality agreement between DLJ Merchant Banking II, Inc. and the Company (the "Confidentiality Agreement"), and that such Confidentiality Agreement remains in full force and effect.

     SECTION 6.4. OTHER OFFERS. (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to (i) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party (as defined below) (other than Buyer) which constitutes or would reasonably be expected to lead to (A) any acquisition or purchase of 30% or more of the consolidated assets of the Company and its Subsidiaries or of over 30% of any class of equity securities of the Company or any of its Subsidiaries, (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 30% or more of any class of equity securities of the Company or any of its Subsidiaries, (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company other than the transactions contemplated by this Agreement, or (D) any other transaction the consummation of which would reasonably be expected to interfere with in a material way, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Buyer of the transactions contemplated hereby (collectively, "ACQUISITION PROPOSALS"), or agree to or endorse any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party (other than Buyer) to do or seek any of the foregoing, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; PROVIDED, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (A) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect (with respect to duration and standstill provisions) than the Confidentiality Agreement, and a copy of which shall be provided for informational purposes only to Buyer) concerning the Company and its businesses, properties or assets to a Third Party who has made or is seeking to initiate discussions with respect to a bona fide Acquisition Proposal, (B) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal, (C) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (D) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 1.02(b) and/or Section 6.02 and/or (E) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction but in each case referred to in the foregoing clauses (A) through (D) only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action by the Board of Directors is required in order to comply with the fiduciary duties of the Board of Directors to the stockholders of the Company under applicable law; PROVIDED, FURTHER, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (A) through (D) until after reasonable notice to Buyer with respect to such action and that such Board of Directors shall continue to advise Buyer after taking such action and, in addition, if the Board of Directors of the Company receives an Acquisition Proposal, then the Company shall promptly inform Buyer of the terms and conditions of such proposal and the identity of the person making it. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. As used in this Agreement, the term "THIRD PARTY" means any person, corporation, entity or "GROUP," as defined in
Section 13(d) of the Exchange Act, other than Buyer or any of its affiliates.

     (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Buyer, within two business days following such Payment Event, a fee of $6,900,000.

     "PAYMENT EVENT" means (x) the termination of this Agreement by the Company or Buyer pursuant to Section 10.01(d); or (y) the occurrence of any of the following events within 12 months of the termination of this Agreement pursuant to Section 10.01(b) whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by the stockholders of the Company after such event, in excess of $23.00 per Share: the Company is acquired by merger or otherwise by a Third Party; a Third Party acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; a Third Party acquires more than 50% of the outstanding Shares or the Company adopts and implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole.

     (c) Upon the termination of this Agreement for any reason (other than a termination which would not have occurred but for the failure of Buyer to fulfill its obligations under this Agreement) the Company shall reimburse Buyer and its affiliates not later than two business days after submission of reasonable documentation thereof for 100% of their documented out-of-pocket fees and expenses (including the reasonable fees and expenses of counsel) up to $4,250,000, in each case, actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby (including the Merger and the arrangement, obtaining the commitment to provide or obtaining the Financing for the transactions contemplated by this Agreement (including fees payable to the Financing Entities and their respective counsel)).

     (d) The Company acknowledges that the agreements contained in this Section
6.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.04, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 6.04, the Company shall also pay to Buyer its costs and expenses incurred in connection with such litigation.

     (e) This Section 6.04 shall survive any termination of this Agreement, however caused.

     SECTION 6.5. NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Buyer of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement.


                                    ARTICLE 7

                               COVENANTS OF BUYER

     Buyer agrees that:

     SECTION 7.1. CONFIDENTIALITY. Prior to the Effective Time and after any termination of this Agreement Buyer will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and the Subsidiaries furnished to Buyer in connection with the transactions contemplated by this Agreement, including, without limitation, the stockholder lists furnished by the Company pursuant to Section 1.02, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by Buyer, (b) in the public domain through no fault of Buyer or (c) later lawfully acquired by Buyer from sources other than the Company (PROVIDED that such sources are not known by Buyer to be under any obligation of confidentiality to the Company with respect to such information); PROVIDED that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and agree to treat such information confidentially. Buyer's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information, it being understood that Buyer shall remain responsible for breach of any such agreement. If this Agreement is terminated, Buyer will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or on its behalf from the Company in connection with this Agreement that are subject to such confidence.

     SECTION 7.2. VOTING OF SHARES. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

     SECTION 7.3. DIRECTOR AND OFFICER LIABILITY. For six years after the Effective Time, Buyer will cause the Surviving Corporation to (i) indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time (including without limitation matters related to the transactions contemplated by this Agreement) and (ii) retain limitations on personal liability of directors for monetary damages in each case, to the fullest extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof; PROVIDED that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, Buyer will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to and including the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, PROVIDED that in satisfying its obligation under this Section, Buyer shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Buyer. It is understood that such obligation to indemnify (but not to maintain insurance) shall apply to claims of which the Surviving Corporation shall have been notified prior to the expiration of such six-year period regardless of when such claims shall have been disposed of.

     SECTION 7.4. EMPLOYEE MATTERS. Parent agrees that, for at least one year from the Effective Time, subject to applicable law, the Surviving Corporation and its Subsidiaries will provide benefits to their employees which will, in the aggregate, be comparable to those currently provided by the Company and its subsidiaries to their employees. Notwithstanding the foregoing, nothing herein shall obligate or require the Surviving Corporation or any of its subsidiaries to provide its employees with a plan or arrangement similar to any equity based compensation plans currently maintained by the Company and nothing herein shall otherwise limit the Surviving Corporation's right to amend, modify or terminate any Employee Plan or Benefit Arrangement.


                                    ARTICLE 8

                       COVENANTS OF BUYER AND THE COMPANY

     The parties hereto agree that:

     SECTION 8.1. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 8.2. CERTAIN FILINGS. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 8.3. PUBLIC ANNOUNCEMENTS. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or the rules applicable to the Nasdaq Stock Market, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 8.4. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Buyer, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Buyer, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                                    ARTICLE 9

                            CONDITIONS TO THE MERGER

     SECTION 9.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) if required by Delaware Law, this Agreement shall have been adopted by the stockholders of the Company in accordance with such Law;

          (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

          (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

          (d) Buyer shall have purchased Shares pursuant to the Offer; and

          (e) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained.

     SECTION 9.2. CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

          (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

          (c) Buyer shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company for this Agreement, all in form and substance reasonably satisfactory to Buyer.


                                   ARTICLE 10

                                   TERMINATION

     SECTION 10.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

          (a) by mutual written consent of the Company and Buyer;

          (b) by either the Company or Buyer, if the Offer has not been consummated by the date that is 60 days after the commencement of the Offer; PROVIDED, however, that the right to terminate under this clause (b) shall not be available if Buyer shall have failed to purchase Shares in violation of the Offer;

          (c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; or

          (d) by the Company or Buyer, if the Board of Directors of the Company shall have withdrawn or materially modified its recommendation as permitted by clause (D) of the proviso of Section 6.04(a).

The party desiring to terminate this Agreement pursuant to clauses 10.01(b), 10.01(c) or 10.01(d) shall give written notice of such termination to the other party in accordance with Section 11.01.

     SECTION 10.2. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for wilful breach of this Agreement. The agreements contained in Sections 6.04, 7.01, 11.04 and 11.06 shall survive the termination hereof.


                                   ARTICLE 11

                                  MISCELLANEOUS

     SECTION 11.1. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,


     if to Buyer, to:

                  Thompson Dean
                  c/o DLJ Merchant Banking II, Inc.
                  277 Park Avenue
                  New York, NY 10172
                  Telecopy: 212-892-7272

                  with a copy to:

                  George R. Bason, Jr.
                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Telecopy: (212) 450-4800

     if to the Company, to:

                  R. Jack DeCrane
                  DeCrane Aircraft Holdings, Inc.
                  2361 Rosecrans Avenue
                  Suite 180
                  El Segundo, CA 90245
                  Telecopy: (310) 643-0746
                  with a copy to:

                  Melvin Epstein
                  Stroock & Stroock & Lavan
                  180 Maiden Lane
                  New York, NY 10038-4982
                  Telecopy: (212) 806-6006

                  and

                  Stephen A. Silverman
                  Spolin & Silverman
                  100 Wilshire Boulevard
                  Suite 940
                  Santa Monica, CA 90401-1113
                  Telecopy: 310-576-4844

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     SECTION 11.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the representations, warranties and agreements set forth in Sections 6.04, 7.01, 7.03, 10.02 and 11.04.

     SECTION 11.3. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Buyer or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the certificate of incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 11.4. EXPENSES. Except as provided in Section 6.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     SECTION 11.5. SUCCESSORS AND ASSIGNS; BENEFIT. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase shares pursuant to the Offer, but any such transfer or assignment will not relieve Buyer of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, benefits, remedies, obligations, or liabilities under or by reason of this Agreement, except that the present and former officers and directors of the Company and their respective heirs and representatives shall have the rights and benefits set forth in Section 7.03 hereof.

     SECTION 11.6. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

     SECTION 11.7. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 11.8. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              DECRANE AIRCRAFT HOLDINGS, INC.



                              By:    /S/ R. JACK DECRANE
                                     ---------------------------------
                                     Name:   R. Jack DeCrane
                                     Title:  Chairman and Chief
                                             Executive Officer


                             DECRANE ACQUISITION CO.



                             By:    /S/ THOMPSON DEAN
                                    ------------------------------------
                                    Name:   Thompson Dean
                                    Title:  President

                                                             ANNEX I


Notwithstanding any other provision of the Offer, Buyer shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if (i) prior to the expiration date of the Offer, (A) less than a majority of the outstanding Shares on a fully diluted basis has been tendered pursuant to the Offer by the expiration of the Offer and not withdrawn, (B) the applicable waiting period under the HSR Act in respect of any of the transactions contemplated by the Merger Agreement shall not have expired or been terminated or (C) the Required Amounts (as defined in the Merger Agreement) shall not have been made available to Buyer as contemplated in Section 5.08 of the Merger Agreement or (ii) at any time on or after , 1998 and prior to the acceptance for payment of or payment for Shares, any of the following conditions exist:

     (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Buyer or the consummation by Buyer of the Merger, or seeking to obtain material damages, (ii) seeking to restrain or prohibit Buyer's ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole, or to compel Buyer or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Buyer and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Buyer or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Buyer or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise, in the reasonable judgment of Buyer, is likely to materially adversely affect the Company and its subsidiaries, taken as a whole; or

     (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that, in the reasonable judgment of Buyer, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

     (c) any change or material worsening of any existing condition shall have occurred in the business, assets, liabilities, condition (financial or otherwise), results of operations or, insofar as can be reasonably foreseen, prospects of the Company and its subsidiaries taken as a whole that, in the reasonable judgment of Buyer, is or is likely to be materially adverse to the Company and its subsidiaries, taken as a whole; or

     (d) a tender or exchange offer for more than 30% of the Shares at a price per Share in excess of $23.00 shall have been made by another person, or it shall have been publicly disclosed or Buyer shall have otherwise learned that
(i) any person or "GROUP" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 30% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission on July 16, 1998, or (ii) any such person or group which, prior to July 16, 1998, had filed such a Schedule with the Commission shall have acquired or proposed to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, constituting 10% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 10% or more of any such class or series or (iii) any person or group shall have entered into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company; or

     (e) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time; or

     (f) The Fourth Amended and Restated Shareholders Agreement and the Fifth Amended and Restated Registration Rights Agreement, in each case among the Company and certain of its shareholders, shall not have been terminated; or

     (g) the Merger Agreement shall have been terminated in accordance with its terms; or

     (h) the Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of the Offer or the Merger;

which, in the reasonable judgment of Buyer in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.